Item 77C DWS Strategic
Municipal Income Trust


Registrant incorporates by reference its Registration
Statement on Form N-14, filed on
December 22, 2006 (SEC Accession No. 0001193125-06-258876)

Shareholder Meeting Results:

An Annual Meeting of Shareholders of the DWS Strategic
Municipal Income Trust was
held on May 24, 2007. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

Proposal:

I.	To elect nine individuals to constitute the
Board of Trustees of the Fund.


			Number of Votes:

			For			Withheld
John W. Ballantine	9,400,010		349,036
Donald L. Dunaway	9,418,711		330,335
James R. Edgar		9,399,825		349,221
Paul K. Freeman		9,425,460		323,586
Robert B. Hoffman	9,393,870		355,176
William McClayton	9,422,210		326,836
Shirley D. Peterson	9,420,175		328,871
Axel Schwarzer*		2,717			0
Robert H. Wadsworth*	2,717			0

*	Elected by preferred shareholders.


G:\sec_reg\NSAR\2007\5-31-2007\Exhibit to 77c
DWS Strategic Municipal Income Trust.doc